Exhibit 21.1

RCC Real Estate, Inc., a Delaware corporation

RCC Commercial, Inc., a Delaware corporation

Resource TRS Inc., a Delaware corporation

Apidos CDO I, a Cayman Islands company

Apidos CDO III, a Cayman Islands company

Ischus CDO II, Ltd., a Cayman Islands company

Resource Real Estate Funding CDO 2006-1 Investor, LLC, a Delaware limited liability company

Resource Real Estate CDO 2006-1, Ltd., a Cayman Islands company

RCC Real Estate SPE, LLC, a Delaware limited liability company

RCC Real Estate SPE II, LLC, a Delaware limited liability company

Resource Capital Funding, LLC, a Delaware limited liability company

Resource Capital Funding II, LLC, a Delaware limited liability company